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                                                                      EXHIBIT 12



                NORTH SHORE GAS COMPANY AND SUBSIDIARY COMPANIES

        STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


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
Fiscal years ended September 30,             1994           1993           1992           1991           1990
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
Net Income Before Preferred
   Stock Dividends                         $10,378        $ 8,973        $12,527        $ 6,603        $ 8,336

Add - Income Taxes                           5,087          4,788          7,257          3,604          4,936
      Fixed Charges (see below)              6,648          7,198          6,175          6,283          5,085
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Earnings                                   $22,113        $20,959        $25,959        $16,490        $18,357

Fixed Charges:
   Interest on Long-Term Debt              $ 6,205        $ 6,606        $ 5,435        $ 5,482        $ 3,807
   Interest on Interim Loans                   136            291            197            232            460
   Other Interest                              186            189            478            506            789
   Amortization of Debt Discount
      and Expense                              121            112             65             63             29
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         Total Fixed Charges               $ 6,648        $ 7,198        $ 6,175        $ 6,283        $ 5,085
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Ratio of Earnings to Fixed Charges            3.33           2.91           4.20           2.62           3.61
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